Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Accelerize New Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146789) of Accelerize New Media, Inc. of our report dated March 7, 2013 relating to the financial statements, which appears in this Form 10-K.

/s/RBSM LLP
New York, New York
March 7, 2013